Exhibit 99.1

Contact: Charles Lambert
Managing Director – Capital Markets
Medical Properties Trust, Inc.
(205) 397-8897
clambert@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. EXTENDS AND IMPROVES LEASES TO PRIME HEALTHCARE SERVICES

Birmingham, AL – July 10, 2012 – Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) today announced that it has restructured all of its 10 existing leases with affiliates of Prime Healthcare Services (“Prime”) into a master lease structure and simultaneously entered into cross-collateralization and cross default provisions concerning three mortgaged Prime hospitals. The master leased facilities have an investment value (original costs) to MPT of approximately $250 million.

The new master lease structure has a 10-year term with two 5-year extension options. The initial lease rate is generally consistent with the blended average of the prior lease agreements and 2012 revenue from the Prime leases will not materially differ from prior expectations. However, the annual escalators, which in the prior leases were limited, have been increased to reflect 100% of CPI increases, along with a minimum floor. Under the master lease structure, the performance of each of the prior individual leases is now secured by all of the real estate of all leased facilities, improving the credit profile of MPT’s Prime investments.

MPT has also funded a new $100 million mortgage loan secured by the real property of the Centinela Hospital Medical Center, which was named as a “Top 100 Hospital” by Thomson Reuters earlier in 2012. The mortgage loan is also cross-defaulted to the master lease structure and two other hospitals previously mortgaged to MPT for a total loan amount of approximately $265 million.

Last month, eleven Prime hospitals were honored with an “A” Hospital Safety ScoreSM by The Leapfrog Group, an independent national nonprofit run by employers and other large purchasers of health benefits. The panel graded more than 2,600 U.S. hospitals based on data that tracks preventable errors and medical complications, such as hospital-acquired infections and medication mix-ups. U.S. hospitals were assigned an A, B, C, D, or F for their safety. Only 729 hospitals graded received an “A.”

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the capacity of the Company’s tenants to meet the terms of their agreements; Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the restructuring of the Company’s investments in non-revenue producing properties; the payment of future dividends, if any; completion of additional debt arrangements; and additional investments; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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